Exhibit 10.2

FORM OF

ADMINISTRATION AGREEMENT

This Agreement (“Agreement”) is made as of [●], 2025 by and between Third Point Private Capital Partners, a Delaware statutory trust (the “Fund”), and Third Point Private Capital LLC, a Delaware limited liability company (the “Administrator”).

W I T N E S S E T H:

WHEREAS, the Fund is a newly organized, externally managed, non-diversified closed-end management investment company that intends to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund desires to retain the Administrator to provide administrative services to the Fund in the manner and on the terms hereinafter set forth;

WHEREAS, Third Point Private Capital LLC acts as the Fund’s investment adviser (in such capacity, the “Adviser”) pursuant to that certain Investment Advisory Agreement, as amended from time to time (the “Investment Advisory Agreement”), by and between the Fund and the Adviser; and

WHEREAS, the Administrator is willing to provide administrative services to the Fund on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund and the Administrator hereby agree as follows:

1.	Duties of the Administrator

(a)            Engagement of Administrator. The Fund hereby retains the Administrator to act as administrator of the Fund, and to furnish or arrange for others to furnish the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Trustees of the Fund (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such retention and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator, and any others with whom the Administrator subcontracts to provide the services set forth herein, shall for all purposes herein be deemed to be independent contractors of the Fund and shall, unless otherwise expressly provided or authorized herein or in another contract with the Fund, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

(b)            Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Fund. Without limiting the generality of the foregoing, the Administrator shall provide the Fund with office facilities, equipment, clerical, accounting, bookkeeping, compliance, and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Fund, conduct relations with sub-administrators, custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks, and other persons in any other capacity deemed by the Administrator to be necessary or desirable. The Administrator shall make reports to the Board of its performance of its obligations hereunder and shall furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided, that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator pursuant to this Agreement, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain or sell or provide any other investment advisory services to the Fund. The Administrator shall be responsible for the financial, accounting and other records that the Fund is required to maintain, and shall prepare, print and disseminate reports to stockholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”) or any other regulatory authority. In addition, the Administrator shall assist the Fund in determining and publishing the Fund’s net asset value, overseeing the preparation and filing of the Fund’s tax returns, compliance monitoring (including diligence and oversight of the Fund’s other service providers) and the preparation of materials and coordination of meetings of the Board, and generally overseeing the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others.

(c)            For the avoidance of doubt, the parties agree that the Administrator is authorized without the consent of any other person, to enter into such sub-administration agreements as the Administrator may determine to be necessary or desirable in order to carry out the services set forth in paragraph 1(b) or 2 of this Agreement.

2.	Records

The Administrator agrees to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Administrator hereunder and shall maintain and keep such books, accounts and records in accordance with the 1940 Act. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act shall be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.	Confidentiality

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process, or otherwise by applicable law or regulation.

4.	Compensation; Allocation of Costs and Expenses

(a)            In full consideration for the provision of the services provided by the Administrator under this Agreement, the parties acknowledge that there shall be no separate fee paid in connection with the services provided, notwithstanding that the Fund shall reimburse the Administrator, as soon as practicable following the end of each fiscal quarter, for the Fund’s allocable portion of certain expenses incurred by the Administrator in performing its obligations under this Agreement, including the Fund’s allocable portion of the cost of the Chief Financial Officer and Chief Compliance Officer of the Fund, as well as the actual cost of goods and services used for the Fund and obtained by the Administrator from entities not affiliated with the Fund. The Administrator may also be reimbursed for the administrative services necessary for the prudent operation of the Fund performed by it on behalf of the Fund; provided, however, the reimbursement shall be an amount equal to the Administrator’s actual cost; and provided, further, that such costs are reasonably allocated to the Fund on the basis of assets, revenues, estimates, time records or other method conforming with generally accepted accounting principles.

(b)            The Fund shall bear all costs and expenses that are incurred in its operation, administration and in the execution of its transactions and that are not specifically assumed by the Adviser pursuant to the Investment Advisory Agreement. Costs and expenses to be borne by the Fund include, but are not limited to, those relating to: the Fund’s operational and organizational costs; the base management fee and any incentive fees payable under the Investment Advisory Agreement; calculating individual asset values and the Fund’s net asset value, including the cost and expenses of any third-party valuation services; fees and expenses payable to third parties relating to evaluating, negotiating, making and disposing of investments, including the Adviser’s or its affiliates’ travel expenses, research costs and out-of-pocket fees and expenses associated with performing due diligence and reviews and risk analyses of prospective investments, monitoring investments and, if necessary, enforcing the Fund’s rights; the fees and expenses relating to the development, licensing, implementation, installation, servicing and maintenance of, and consulting with respect to, computer software, technology and information technology systems used in connection with the management of the Fund’s investments including, without limitation, costs and expenses of technology service providers and related software, hardware and subscription-based services utilized in connection with the Fund’s investment and operational activities, including but not limited to, the origination and monitoring of investments; expenses related to the maintenance of registered offices and corporate licensing; direct fees and expenses associated with independent audits, agency, consulting and legal costs and other professional fees and expenses of other experts (including, without limitation, consulting fees for, and other amounts payable to, senior or special advisers, certain other advisers, operating partners and other similar professionals incurred by a client for the benefit of such client or such client’s investments or portfolio companies); bank service fees; withholding and transfer fees; loan administration costs; costs incurred in connection with trademarks or other intellectual property; debt service and other costs of borrowings or other financing arrangements, including interest payable on debt and other borrowing costs, if any, incurred to finance the Fund’s investments; costs of effecting sales and repurchases of the Fund’s common shares and other securities; certain costs and expenses relating to distributions paid by the Fund; transfer agent and custody fees and expenses, including, without limitation, the costs, fees and expenses associated with the opening, maintaining and closing of bank accounts, custodial accounts and accounts with brokers on the Fund’s behalf (including the customary fees and charges applicable to transactions in such broker accounts); the allocated costs incurred by the Adviser, in such capacity and in its capacity as the Administrator, in providing managerial assistance to those portfolio companies that request it, including, without limitation, any compensation paid to individuals considered for nomination, nominated and/or appointed, and the Adviser’s request, to the board or credit committee of a portfolio company, and any costs incurred in connection with recruiting directors or members to serve on the board or credit committee of a portfolio company, public relations experts, “white papers,” lobbying organizations to the extent reasonably determined by the Adviser to be employed in connection with the Fund’s prospective investments, and public presentations; other brokerage fees and commissions and similar expenses necessary for the Fund to receive, buy, sell, exchange, trade and otherwise deal in and with securities or other assets (including, where applicable, expenses relating to spreads, short dividends, negative rebates, financing charges, and currency and other hedging costs); any stock exchange listing fees and fees payable to rating agencies; sourcing or finder’s fees; costs and expenses of distributing and placing interests in the Fund’s common shares; federal, state and foreign registration fees (which can arise, for example, if a local jurisdiction requires a license or other registration to do business); U.S. federal, state and local taxes; fees and expenses of the Independent Trustees (as defined below); costs associated with the Fund’s reporting, legal, regulatory and compliance obligations, including, without limitation, under the 1940 Act and Sarbanes-Oxley Act of 2002, as amended, and applicable U.S. federal, state, local, or other laws and regulations, and costs of filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including the compensation and expenses of professionals responsible for the preparation or review of the foregoing;  the costs of any reports, proxy statements or other notices or communications to shareholders, including, without limitation, printing costs, costs of technology licensing and maintenance of the website for the benefit of shareholders and any shareholder portal (including any database or other forum hosted on a website designated by the Fund) or due diligence platform; costs and expenses in connection with monitoring (including with respect to environmental, social and governance, cybersecurity, anti-corruption and similar functions), complying with and performing any provisions in agreement with investors; anti-money laundering and sanctions monitoring expenses; costs of holding shareholder meetings and meetings of the Board, including, without limitation, legal, travel, lodging and meal expenses and compensation of investor relations personnel responsible for the preparation of the foregoing and related matters; board fees of the Board; the costs of obtaining and maintaining the Fund’s fidelity bond and any other required fidelity bonding; trustees and officers’ errors and omissions and other liability insurance, and any other insurance expenses; costs associated with obtaining an order for SEC co-investment exemptive relief; litigation, indemnification and other non-recurring or extraordinary expenses (whether actual, pending or threatened) or any costs arising therefrom, and any judgments, fines, remediations or settlements paid in connection therewith; fees, costs and expenses related to any governmental inquiry, investigation or proceeding directly or indirectly involving or otherwise applicable to the Fund, the Adviser or any of the Fund’s respective affiliates in connection with the Fund’s activities or any investment; direct and indirect costs and expenses of administration and operation, including printing, mailing, reporting, publishing, long distance telephone, staff, accounting, audit, compliance, tax and legal costs; accounting, audit and tax advice and preparation expenses (including preparation costs of financial statements, tax returns and reports to investors); fees and expenses associated with marketing efforts (including, but not limited to, reasonable out-of-pocket expenses incurred by the Adviser and its affiliates in attending meetings with shareholders or prospective shareholders); dues, fees and charges of any trade association of which the Fund is a member; the costs of any private or public offerings of the Fund’s common shares and other securities, including registration and listing fees, if any, and any other filing and registration fees; other expenses related to the purchase, monitoring, syndication of co-investments, sale, settlement, custody or transmittal of the Fund’s assets (directly or through financing alternative investment subsidiaries or trading subsidiaries which the Fund may from time to time establish); wind-up and liquidation expenses; any administration fees payable under this Agreement and any sub-administration agreements, including related expenses; payments made under this Agreement to reimburse the Administrator for the fees and expenses associated with performing compliance functions, and the Fund’s allocable portion of the compensation of certain of the Fund’s officers, including the Fund’s Chief Financial Officer, Chief Compliance Officer and any administrative support staff; and all other expenses incurred by the Administrator, the Adviser or the Fund in connection with administering the Fund’s business, including payments made to third party providers of goods or services not required to be borne by the Adviser or another service provider pursuant to an agreement with the Fund. The presence of an item in or its absence from the foregoing list, on the one hand, and the list of Fund expenses set forth in Section 2(b) of the Investment Advisory Agreement, on the other, shall in no way be construed to limit the responsibility of the Fund for such expense under either agreement.

For avoidance of doubt, it is agreed and understood that, from time to time, the Administrator or its affiliates may pay amounts or bear costs properly constituting Fund expenses as set forth herein or otherwise and that the Fund shall reimburse the Administrator or its affiliates for all such costs and expenses that have been paid by the Administrator or its affiliates on behalf of the Fund. Any sub-administrator will separately be compensated for performing sub-administrative services under the sub-administration agreement and the cost of such compensation, and any other costs or expenses under such agreement, will be in addition to the cost of any services borne by the Fund under this Agreement. The Administrator shall have the right to elect to waive all or a portion of the reimbursement of such costs and expenses as Administrator is entitled to be paid by the Fund under this Agreement.

5.	Limitation of Liability of the Administrator; Indemnification

(a)            The Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator to the extent that it is providing services for or otherwise acting on behalf of the Administrator or the Fund) shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator or such other person in connection with the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Fund, and the Fund shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, each of whom shall be deemed a third party beneficiary hereof) (each, individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) and hold each of them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by any of them in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) (collectively, “Losses”) arising out of or otherwise based upon the performance in good faith of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Fund. The Fund’s indemnification of Indemnified Parties shall, to the extent not in conflict with such insurance policy, be secondary to any and all payment to which any Indemnified Party is entitled from any relevant insurance policy issued to or for the benefit of the Fund and its affiliates or any Indemnified Party. The Fund’s indemnification of the Indemnified Parties shall also be secondary to any payment pursuant to any other indemnification obligation of any other relevant entity or person, including under any insurance policy issued to or for the benefit of such other entity or person, in all cases, to the extent not in conflict with the applicable other indemnification or insurance contract. In the event of payment by the Fund under this Agreement and pursuant to its indemnification obligations, the Fund shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Parties, including the rights of any Indemnified Party under any insurance policies.

(b)            For any claims indemnified by the Fund under Section 5(a) above, to the fullest extent permitted by, and subject to the applicable conditions of, law, the Fund shall promptly pay expenses (including legal fees and expenses) incurred by any Indemnified Party in appearing at, participating in or defending any action, suit, claim, demand or proceeding in advance of the final disposition of such action, suit, claim, demand or proceeding, including appeals, within 30 days after receipt by the Fund of a statement or statements from the Indemnified Party requesting such advance or advances from time to time.  Each Indemnified Party hereby undertakes to repay any amounts advanced on its behalf (without interest) to the extent that it is ultimately determined that the Indemnified Party is not entitled under this Agreement to be indemnified by the Fund.  Such undertaking shall be unsecured and accepted without reference to the financial ability of the Indemnified Parties to make repayment and without regard to the Indemnified Parties’ ultimate entitlement to indemnification under the other provisions of this Agreement. No other form of undertaking shall be required of the Indemnified Parties other than the execution of this Agreement.

(c)            Notwithstanding anything in provisions of this Section 5 to the contrary, nothing contained herein shall protect or be deemed to protect any of the Indemnified Parties against, or entitle or be deemed to entitle any of the Indemnified Parties to indemnification in respect of, any Losses to the Fund or its security holders to which the Indemnified Parties would otherwise be subject primarily attributable to the willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

In addition, notwithstanding any of the foregoing to the contrary, the provisions of this Section 5 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 5 to the fullest extent permitted by law.

6.	Activities of the Administrator

The services of the Administrator to the Fund are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that trustees, officers, employees and stockholders of the Fund are or may become interested in the Administrator and its affiliates, as trustees, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and trustees, officers, members, managers, employees, partners and stockholders of the Administrator and its affiliates are or may become similarly interested in the Fund as stockholders or otherwise.

7.	Duration and Termination of this Agreement

(a)            This Agreement shall become effective as of the first date above written. The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Administrator shall be entitled to any amounts owed under Section 4 through the date of termination or expiration, and Section 3 and Section 9 shall continue in force and effect following such termination. This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided, that, such continuance is specifically approved at least annually by:

(i)            the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund; and

(ii)            the vote of a majority of the members of the Fund’s Board who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party (the “Independent Trustees”), in accordance with the requirements of the 1940 Act.

(b)            The Agreement may be terminated at any time, without the payment of any penalty, (i) by the Fund upon 60 days’ prior written notice to the Administrator: (A) by the vote of a majority of the outstanding voting securities of the Fund (as “majority of the outstanding voting securities” is defined in Section 2(a)(42) of the 1940 Act) or (B) by the vote of the Independent Trustees; or (ii) by the Administrator upon not less than 60 days’ prior written notice to the Fund.

(c)            This Agreement may not be assigned by a party without the consent of the other party; provided, however, that (i) the rights and obligations of the Fund under this Agreement shall not be deemed to be assigned to a newly formed entity in the event of the merger of the Fund into, or conveyance of all of the assets of the Fund to, such newly formed entity; provided further, however, that the sole purpose of that merger or conveyance is to effect a mere change in the Fund’s legal form into another limited liability entity and (ii) the Administrator may, without the consent of any other party, assign the rights and obligations of the Administrator under this Agreement to an affiliate of the Administrator.

8.	Amendments of this Agreement

No provision of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the parties; provided that the consent of the Fund is required to be obtained in conformity with the requirements of the 1940 Act. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9.	Severability

If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed amended to conform with such applicable law. Any provision hereof that is held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof shall be severable.

10.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts made and entirely to be performed therein by residents thereof, without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction. For so long as the Fund is regulated as a BDC under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act, the 1940 Act shall control.

11.	Forum

To the fullest extent permitted by applicable law, in the event of any proceeding arising out of the terms and conditions of this Agreement, the parties hereto irrevocably (i) consent and submit to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York, (ii) waive any defense based on doctrines of venue or forum non conveniens, or similar rules or doctrines, and (iii) agree that all claims in respect of such a proceeding must be heard and determined exclusively in the U.S. District Court for the Southern District of New York. Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Notwithstanding the foregoing, in the event that the U.S. District Court for the Southern District of New York does not have subject matter or other jurisdiction over a proceeding arising out of the terms and conditions of this Agreement, the parties hereto irrevocably (i) consent and submit to the exclusive jurisdiction of the courts of the State of Delaware or of the U.S. District Court for the District of Delaware, (ii) waive any defense based on doctrines of venue or forum non conveniens, or similar rules or doctrines, and (iii) agree that all claims in respect of such proceeding must be heard and determined exclusively in the courts of the State of Delaware or the U.S. District Court for the District of Delaware. Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

12.	Third Party Beneficiaries

Except for the provisions of Section 5, the provisions of this Agreement are not intended to be for the benefit of any person (other than the Fund and the Administrator in their capacities as such) and no such person shall obtain any rights under any of such provisions (whether as a third-party beneficiary or otherwise); provided, that, without the prior written consent of the Administrator (such consent to refer specifically to this paragraph), no Indemnified Party (other than the Administrator) shall be entitled to claim the benefit of any right otherwise accruing to such Indemnified Party under Section 5. If the Administrator provides consent pursuant to the preceding proviso, the Administrator shall, in its discretion, be entitled to enter into one or more agreements and/or other instruments to give effect to the rights granted to Indemnified Parties under Section 5.

13.	Entire Agreement

This Agreement contains all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

14.	Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

15.	WAIVER OF JURY TRIAL

EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS WAIVER APPLIES TO ANY LEGAL ACTION OR PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Third Point Private Capital Partners

By:
Name:
Title:

Third Point PRivate Capital LLC

By:
Name:
Title:

[Signature Page to Administration Agreement]